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                                                                     EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                         ELECTRONICS FOR IMAGING, INC.,

                         TRIBECA ACQUISITION CORPORATION

                                       AND

                                T/R SYSTEMS, INC.

                          DATED AS OF SEPTEMBER 2, 2003

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                  AGREEMENT AND PLAN OF MERGER, dated as of September 2, 2003
(this "Agreement"), by and among Electronics For Imaging, Inc., a Delaware corporation ("Parent"), Tribeca Acquisition Corporation, a Georgia corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and T/R Systems, Inc., a Georgia corporation (the "Company").

                  WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved and declared advisable the merger of Merger Sub with and into the Company (the "Merger") upon the terms and subject to the conditions of this Agreement and in accordance with the Georgia Business Corporation Code (the "GBCC");

                  WHEREAS, the respective Boards of Directors of Parent and the Company have determined that the Merger is in furtherance of and consistent with their respective business strategies and is in the best interest of their respective shareholders, and Parent has approved this Agreement and the Merger as the sole shareholder of Merger Sub; and

                  WHEREAS, as a condition to and inducement to Parent's and Merger Sub's willingness to enter into this Agreement, simultaneously with the execution of this Agreement, certain shareholders of the Company are entering into a Shareholder Support Agreement with Parent and Merger Sub (the "Support Agreement"); and

                  WHEREAS, as a condition to and inducement to Parent's and Merger Sub's willingness to enter into this Agreement, simultaneously with the execution of this Agreement, certain officers of the Company are entering into Agreements Not to Compete with Parent and Merger Sub (collectively, the "Noncompete Agreements").

                  NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE 1.
                                   THE MERGER

                  Section 1.1 The Merger. Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the GBCC, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate

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existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

                  Section 1.2 Effective Time. As soon as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article 6, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Georgia, in such form as required by, and executed in accordance with the relevant provisions of, the GBCC (the date and time of such filing, or if another date and time is specified in such filing, such specified date and time, being the "Effective Time").

                  Section 1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the GBCC. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

                  Section 1.4 Articles of Incorporation; Bylaws. At the Effective Time, the Articles of Incorporation and the Bylaws of the Surviving Corporation shall be amended in their entirety to contain the provisions set forth in the Articles of Incorporation and the Bylaws of Merger Sub, each as in effect immediately prior to the Effective Time, as the same may be amended in accordance with Section 5.10.1 hereof.

                  Section 1.5 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Articles Incorporation and Bylaws of the Surviving Corporation.

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                                   ARTICLE 2.
               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

                  Section 2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

                           Section 2.1.1 Conversion Generally. Each share of
common stock, par value $0.01 per share, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 2.1.3 and any shares of Company Common Stock which are held by shareholders exercising dissenters' rights pursuant to Article 13 of the GBCC ("Dissenting Shareholders")) shall be converted into the right to receive the Merger Consideration in cash, payable to the holder thereof, without interest. All such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive the Merger Consideration therefor or the right, if any, to receive payment from the Surviving Corporation of the "fair value" of such shares of Company Common Stock as determined in accordance with Article 13 of the GBCC. Certificates previously representing shares of Company Common Stock shall be exchanged for the Merger Consideration upon the surrender of such certificates in accordance with the provisions of Section 2.2, without interest.

                           Section 2.1.2 Merger Consideration. The "Aggregate
Merger Consideration" shall be $21.5 million, subject to reduction in accordance with the provisions of Section 5.10.2. The "Merger Consideration" shall be the quotient of the Aggregate Merger Consideration divided by the Number of Outstanding Shares.

                           Section 2.1.3 Cancellation of Certain Shares. Each
share of Company Common Stock held by Parent, Merger Sub, any wholly owned subsidiary of Parent or Merger Sub, in the treasury of the Company or by any wholly owned subsidiary of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

                           Section 2.1.4 Merger Sub. Each share of common stock,
no par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted

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into one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

                           Section 2.1.5 Change in Shares. If between the date
of this Agreement and the Effective Time the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Merger Consideration shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

                  Section 2.2 Exchange of Certificates.

                           Section 2.2.1 Exchange Agent. As of the Effective
Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company designated by Parent and reasonably satisfactory to the Company (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article 2, through the Exchange Agent, cash in U.S. dollars in an amount equal to the Aggregate Merger Consideration (such cash being hereinafter referred to as the "Exchange Fund") payable pursuant to Section 2.1 in exchange for outstanding shares of Company Common Stock. The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be paid pursuant to Section 2.1 out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

                           Section 2.2.2 Exchange Procedures. Promptly after the
Effective Time, Parent shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in customary form) and (B) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate to the Exchange Agent together with such letter of transmittal, properly completed and duly executed, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration in cash which such holder has the right to receive in

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respect of the shares of Company Common Stock formerly represented by such
Certificate, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any Merger Consideration payable to holders of Certificates. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company, the Merger Consideration may be issued to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration.

                           Section 2.2.3 Further Rights in Company Common Stock.
All Merger Consideration paid in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock.

                           Section 2.2.4 Termination of Exchange Fund. Any
portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for six months after the Effective Time shall be delivered to Parent upon demand, and any holders of Company Common Stock who have not theretofore complied with this Article 2 shall thereafter look only to Parent for the Merger Consideration, without any interest thereon.

                           Section 2.2.5 No Liability. Neither Parent nor the
Company shall be liable to any holder of shares of Company Common Stock for any cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.

                           Section 2.2.6 Lost Certificates. If any Certificate
shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration without any interest thereon.

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                           Section 2.2.7 Withholding. Parent or the Exchange
Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock or Company Options such amounts as Parent or the Exchange Agent reasonably determine that they are required to deduct and withhold under the Code, or any provision of state, local or foreign Tax Law, with respect to the making of such payment. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder in respect of whom such deduction and withholding was made by Parent or the Exchange Agent.

                  Section 2.3 Dissenters' Rights. Notwithstanding anything in this Agreement to the contrary, if any Dissenting Shareholder shall demand to be paid the "fair value" of such holder's shares of Company Common Stock (as provided in Section 14-2-1323 of the GBCC) and shall have complied with all conditions and obligations necessary to perfect dissenters' rights in accordance with Article 13 of the GBCC, such shares shall not be converted into the right to receive the Merger Consideration except as provided in this Section 2.3, and the Company shall give Parent prompt (and in any event no later than the second Business Day after receipt thereof) notice thereof and Parent shall have the right to participate in all negotiations and proceedings with respect to any such demands and to receive any related notices. Without limiting the generality of the foregoing, the Company shall promptly (and in any event no later than the second Business Day after receipt thereof) deliver to Parent a copy of all notices of intent to demand payment delivered to the Company in compliance with
Section 14-2-1321 of the GBCC. Neither the Company nor the Surviving Corporation shall, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any Dissenting Shareholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the shares of Company Common Stock held by such Dissenting Shareholder shall thereupon be treated as though such shares had been converted into the Merger Consideration pursuant to Section 2.1.

                  Section 2.4 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter, there shall be no further registration of transfers of shares of Company Common Stock theretofore outstanding on the records of the

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Company. From and after the Effective Time, the holders of certificates representing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided herein or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason (other than for deposit in accordance with Section 14-2-1323 of the GBCC) shall be converted into the Merger Consideration.

                  Section 2.5 Stock Options. Subsequent to the execution and delivery of this Agreement, the Board of Directors of the Company (the "Company Board") shall adopt appropriate resolutions and take all other actions necessary and appropriate to provide, and to cause the Company to cause, that (a) on the Business Day prior to the Effective Time, each unvested and unexercisable option or similar right to purchase Company Common Stock shall become fully vested and exercisable and (b) immediately prior to the Effective Time, each unexpired and unexercised option or similar right to purchase Company Common Stock (collectively, the "Company Options") under any stock option plan of the Company other than the 2000 Employee Stock Purchase Plan (the "ESPP"), including the 1992 Stock Option Plan, 1994 Stock Option Plan, 1994 Associates Stock Option Plan, 1995 Stock Option Plan, 1999 Stock Option Plan or any other plan, agreement or arrangement (the "Company Stock Option Plans"), shall be cancelled either, as determined by the Company Board, (i) in consideration of a payment in cash (subject to any applicable withholding or other Taxes required by applicable Law to be withheld) in an amount determined by the Company Board (such amounts payable hereunder being referred to as the "Option Payment") or
(ii) without the payment of cash or the issuance of other securities. Without the prior written consent of Parent, the Option Payment with respect to any Company Option with an exercise price less than the Merger Consideration shall be an amount equal to the product of the total number of shares of Company Common Stock previously subject to such Company Option multiplied by the excess of the Merger Consideration over the exercise price per share of the Company Common Stock previously subject to such Company Option. With respect to Company Options with an exercise price greater than or equal to the Merger Consideration, no Option Payment will be made in respect thereof unless approved by Parent, which approval shall not be unreasonably withheld or delayed. From and after the Effective Time, any such cancelled Company Option shall no longer be exercisable by the former holder thereof and shall be of no further force and effect. The

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Company either has or shall deliver to each holder of Company Options a prospectus in compliance with applicable federal securities laws prior to the exercise of such Company Options. The Company shall use its reasonable best efforts to cause (x) each holder of Company Options with an exercise price less than the Merger Consideration to exercise such Company Options prior to the Effective Time or to agree to the cancellation of such Company Option in exchange for an Option Payment as provided for herein above and (y) each holder of Company Options with an exercise price greater than or equal to the Merger Consideration to consent to the termination of such Company Options prior to the Effective Time (each, an "Option Termination Consent"). Each Option Termination Consent shall include a confirmation from the holder that, upon the effectiveness of such cancellation or termination, he or she will have no rights relating to such Company Options, except to the extent contemplated above. At the Effective Time, Parent shall assume the Company Stock Option Plans for the sole purpose of enabling Parent to grant options to purchase common stock of Parent after the Effective Time thereunder (it being understood that no Company Options shall survive the Effective Time).

                  Section 2.6 Employee Stock Purchase Plan. Effective upon the date of this Agreement, the Company Board shall adopt appropriate resolutions and take all other actions necessary and appropriate to provide that (a) participants in the ESPP may not increase their payroll deductions or purchase elections from those in effect on the date of this Agreement, (b) no offering period under the ESPP shall be commenced after the date of this Agreement, (c) each participant's outstanding right to purchase shares of Company Common Stock under the ESPP shall terminate on the day immediately prior to the day on which the Effective Time occurs; provided, however, that all amounts allocated to each participant's account under the ESPP as of such date shall thereupon be used to purchase from the Company whole shares of Company Common Stock at the applicable price determined under the terms of the ESPP for then outstanding offering periods using such date as the final purchase date for each such offering period and (d) the ESPP shall terminate immediately following the purchase of Company Common Stock on the date prior to the day on which the Effective Time occurs.

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                                   ARTICLE 3.
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  Except as set forth in the Disclosure Schedule separately delivered by the Company to Parent prior to the execution of this Agreement (the "Company Disclosure Schedule"), which identifies exceptions by specific Section references, the Company hereby represents and warrants to Parent as follows:

                  Section 3.1 Organization and Qualification; Subsidiaries. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. Each subsidiary of the Company (each a "Company Subsidiary" and, collectively, the "Company Subsidiaries") has been duly organized, and is validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction of its incorporation or organization, as the case may be. Each of the Company and each Company Subsidiary has the requisite power and authority and all necessary and material governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the Company and each Company Subsidiary is duly qualified or licensed to do business, and is in good standing (with respect to jurisdictions which recognize such concept), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Section 3.1 of the Company Disclosure Schedule sets forth a true and complete list of all of the Company Subsidiaries. None of the Company or any Company Subsidiary holds an Equity Interest in any other person.

                  Section 3.2 Articles of Incorporation and Bylaws; Corporate Books and Records. The copies of the Company's Restated Articles of Incorporation (the "Company Articles") and Amended and Restated Bylaws (the "Company Bylaws") that are listed as exhibits to the Company's Form 10-K for the year ended January 31, 2003 (the "Company Form 10-K") are complete and correct copies thereof as in effect on the date hereof. The Company is not in violation of any of the provisions of the Company Articles or the Company Bylaws. True and complete copies of all minute books of the Company have been made available by the Company to Parent.

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                  Section 3.3 Capitalization. The authorized capital stock of the Company consists of 88,000,000 shares of Company Common Stock and 12,000,000 shares of preferred stock, par value $0.01 per share (the "Company Preferred Stock"). As of August 27, 2003, (A) 12,479,415 shares of Company Common Stock (other than treasury shares) were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights, (B) no shares of Company Common Stock were held in the treasury of the Company or by the Company Subsidiaries, and (C) 2,747,145 shares of Company Common Stock were issuable (and such number was reserved for issuance) upon exercise of Company Options outstanding as of such date. As of the date of this Agreement, 880,000 shares of Company Preferred Stock are designated as Series A Junior Participating Preferred Stock, and no shares of Company Preferred Stock are issued or outstanding. Except for Company Options to purchase not more than 2,747,145 shares of Company Common Stock, Company Rights outstanding or to be issued under the Company Rights Agreement and arrangements and agreements set forth in Section 3.3 of the Company Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound relating to the issued or unissued capital stock or other Equity Interests of the Company or any Company Subsidiary, or securities convertible into or exchangeable for such capital stock or other Equity Interests, or obligating the Company or any Company Subsidiary to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, the Company or any Company Subsidiary. Since August 6, 2003, the Company has not issued any shares of its capital stock, or securities convertible into or exchangeable for such capital stock or other Equity Interests, other than those shares of capital stock reserved for issuance as set forth in this Section 3.3 or Section 3.3 of the Company Disclosure Schedule. Section 3.3 of the Company Disclosure Schedule includes a true and complete list, as of the date hereof, of the prices at which outstanding Company Options may be exercised under each Company Stock Option Plan, the number of Company Options outstanding at each such price and the vesting schedule of the Company Options for each employee of the Company. All shares of Company Common Stock subject to issuance under the Company Stock Option Plans, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are

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issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. There are no outstanding contractual obligations of the Company or any Company Subsidiary (A) restricting the transfer of, (B) affecting the voting rights of, (C) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (D) requiring the registration for sale of, or (E) granting any preemptive or antidilutive right with respect to, any shares of Company Common Stock or any capital stock of, or other Equity Interests in, the Company or any Company Subsidiary. Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is owned, beneficially and of record, by the Company free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, limitations on the Company's voting rights, charges and other encumbrances of any nature whatsoever, other than statutory liens that are not, individually or in the aggregate, material. There are no outstanding contractual obligations of the Company or any Company Subsidiary to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, (i) any Company Subsidiary or (ii) except in the ordinary course of business consistent with past practice or pursuant to a Company Material Contract, any other person, other than guarantees by the Company of any indebtedness or other obligations of any wholly owned Company Subsidiary.

                  Section 3.4 Authority.

                           Section 3.4.1 The Company has all necessary corporate
power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement to be consummated by the Company. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company and no shareholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby other than, with respect to the Merger, as provided in Section 3.19. The Company Board has approved this Agreement, declared advisable the transactions contemplated hereby and has directed that this Agreement and the transactions contemplated hereby be submitted to the Company's shareholders for approval at a meeting of such shareholders. This Agreement has been duly authorized and validly executed and delivered

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by the Company and, assuming the due authorization, execution and delivery by
Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting the enforcement of rights, and general principles of equity that restrict the availability of equitable remedies.

                           Section 3.4.2 No state takeover statute or
regulation, including, without limitation, Section 14-2-1132 of the GBCC, is applicable to or purports to be applicable to the Merger or any other transaction contemplated by this Agreement, except as would not reasonably be expected to result in a Company Material Adverse Effect.

                           Section 3.4.3 The Company Rights Agreement has been
amended so that: (A) no "Share Acquisition Date" or "Distribution Date" or "Triggering Event" (as such terms are defined in the Company Rights Agreement) will occur as a result of the execution of this Agreement or any Ancillary Agreement or the consummation of the Merger and the other transactions contemplated by this Agreement or any Ancillary Agreement and (B) the Company Rights Agreement will terminate and the Company Rights will expire immediately prior to the Effective Time. The Company Rights Agreement, as so amended, has not been further amended or modified. True and complete copies of the Company Rights Agreement and of all amendments thereto through the date hereof have been previously provided to Parent.

                  Section 3.5 No Conflict; Required Filings and Consents.

                           Section 3.5.1 The execution and delivery of this
Agreement by the Company does not, and the performance of this Agreement by the Company will not, (A) (assuming the shareholder approval set forth in Section
3.19 is obtained) conflict with or violate any provision of the Company Articles or Company Bylaws or any equivalent organizational documents of any Company Subsidiary, (B) assuming that all consents, approvals, authorizations and permits described in Section 3.5.2 have been obtained and all filings and notifications described in Section 3.5.2 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected or (C) require any consent or approval under, result in any breach of or any

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loss of any benefit under, or constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Company Subsidiary pursuant to, any Material Contract.

                           Section 3.5.2 The execution and delivery of this
Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other person, except (A) under the Exchange Act, the rules and regulations of the Exchange and the filing and recordation of the Certificate of Merger as required by the GBCC and (B) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications to a person other than a Governmental Entity, would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

                           Section 3.6 Permits; Compliance With Law. Each of the
Company and each Company Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Entity necessary for the Company and each Company Subsidiary to own, lease and operate its properties or to carry on its respective businesses substantially in the manner described in the Company SEC Filings filed prior to the date hereof and substantially as it is being conducted as of the date hereof (the "Company Permits"), and all such Company Permits are valid, and in full force and effect, except where the failure to be in possession of, or the suspension or cancellation of, or failure to be valid or in full force and effect of, any of the Company Permits would not, individually or in the aggregate, reasonably be expected to (A) prevent or materially delay consummation of the Merger or (B) otherwise prevent or materially delay performance by the Company of any of its material obligations under this Agreement. None of the Company or any Company Subsidiary is in conflict with, or in default or violation of, (x) any Law applicable to the Company or such Company Subsidiary, as the case may be, or by which any property or asset of the Company or such Company Subsidiary, as the case may be, is bound or affected or (y) any Company Permits,

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except for any such conflicts, defaults or violations that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

                  Section 3.7 SEC Filings; Financial Statements.

                           Section 3.7.1 The Company has timely filed all
registration statements, prospectuses, reports and definitive proxy statements (in each case, including exhibits thereto) required to be filed by it under the Securities Act or the Exchange Act, as the case may be, since February 1, 2000 (collectively, the "Company SEC Filings"). Each Company SEC Filing as of its respective date, (A) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (B) did not, at the time it was filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Chief Executive Officer of the Company (the "Company CEO") and the Chief Financial Officer of the Company (the "Company CFO" and, together with the Company CEO, the "Company Certifying Officers") have reviewed each of the Company SEC Filings. As of the date of this Agreement, no Company Subsidiary is subject to the periodic reporting requirements of the Exchange Act.

                           Section 3.7.2 Each of the consolidated financial
statements (including, in each case, any notes thereto) contained in the Company SEC Filings was prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each presented fairly in all material respects the consolidated financial condition, results of operations and cash flows of the Company and the consolidated Company Subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal year-end adjustments which did not and would not, individually or in the aggregate, be material). The books and records of the Company and each Company Subsidiary have been, and are being, maintained in material compliance with all applicable legal and regulatory requirements.

                           Section 3.7.3 Except as and to the extent set forth
on the consolidated balance sheet of the Company and the consolidated Company Subsidiaries as of January 31,

2003 included in the Company Form 10-K for the year ended January 31, 2003, including the notes thereto, none of the Company or any consolidated Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, except for liabilities or obligations incurred in the ordinary course of business since January 31, 2003 that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

                           Section 3.7.4 The Company has previously provided to
Parent a complete and correct copy of any amendment or modification which has not yet been filed with the SEC to any agreement, document or other instrument which previously had been filed by the Company with the SEC as an exhibit to a Company SEC Filing.

                           Section 3.7.5 The Company Certifying Officers are
responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)) for the Company and, to the extent required under the Exchange Act, have (a) designed such disclosure controls and procedures to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to the Company's Certifying Officers by others within those entities and (b)(i) evaluated the effectiveness of the Company's disclosure controls and procedures within 90 days prior to the filing date of each Company SEC Filing, (ii) presented in such Company SEC Filing the conclusions of the Company about the effectiveness of the disclosure controls and procedures based on such evaluation and (iii) disclosed in such Company SEC Filing any significant change in the Company's internal controls that could significantly affect internal controls. Based on the most recent evaluation of internal control over financial reporting by the Company Certifying Officers, the Company is not aware of (i) any significant deficiencies or material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls. There are no material off-balance sheet transactions, arrangements, obligations (including contingent obligations) or any other relationships with unconsolidated entities or other persons that may have a Company Material Adverse Effect.

                  Section 3.8 Disclosure Documents.

                           Section 3.8.1 The Proxy Statement and any Other
Filings, and any amendments or supplements thereto, when filed by the Company with the SEC, or when distributed or otherwise disseminated to the Company's shareholders, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act and other applicable Laws.

                           Section 3.8.2 (A) The Proxy Statement, as
supplemented or amended, if applicable, at the time such Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company, at the time such shareholders vote on adoption of this Agreement, and at the Effective Time and (B) any Other Filings or any supplement or amendment thereto, at the time of the filing thereof and at the time of any distribution or dissemination thereof, in each case, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this
Section 3.8.2 will not apply to statements or omissions included in the Proxy Statement or any Other Filings based upon information furnished in writing to the Company by Parent or Merger Sub specifically for use therein.

                           Section 3.9 Absence of Certain Changes or Events.
Since January 31, 2003, except (i) as specifically contemplated by this Agreement or (ii) fully disclosed in the Company SEC Filings, the Company and each Company Subsidiary has conducted its businesses in the ordinary course consistent with past practice and, since such date, there has not been (A) any Company Material Adverse Effect, (B) any event or development that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance of this Agreement by the Company, or (C) any action taken by the Company or any Company Subsidiary during the period from February 1, 2003 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1.

                  Section 3.10 Employee Benefit Plans.

                           Section 3.10.1 Section 3.10.1 of the Company
Disclosure Schedule sets forth a true and complete list of each "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and any other plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof of the Company or any ERISA Affiliate (as defined below))(other than bonus plans and sales plans that are no longer in effect and under which the Company has no liability), which are now, or were within the past 6 years, maintained, sponsored or contributed to by the Company or any ERISA Affiliate, or under which the Company or any ERISA Affiliate has any obligation or liability, whether actual or contingent, including, without limitation, all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements (each a "Company Benefit Plan"). For purposes of this Section 3.10, "ERISA Affiliate" shall mean any entity (whether or not incorporated) other than the Company that, together with the Company, is considered under common control and treated as one employer under Section 414(b), (c), (m) or (o) of the Code. None of the Company or, to the knowledge of the Company, any other person or entity, has any express or implied commitment, whether legally enforceable or not, to modify, change or terminate any Company Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

                           With respect to each Company Benefit Plan, the
Company has delivered to Parent true, correct and complete copies of (A) each Company Benefit Plan (or, if not written a written summary of its material terms), including without limitation all plan documents, trust agreements, insurance contracts or other funding vehicles and all amendments thereto, (B) all summaries and summary plan descriptions, including any summary of material modifications, (C) the three most recent annual reports (Form 5500 series) filed with the IRS or the United States Department of Labor with respect to such Company Benefit Plan (and, if any of the three most recent annual reports is a Form 5500R, the three most recent Forms 5500C filed with respect to such Company Benefit Plan), (D) the most recent financial statement (if any) relating to such Company Benefit Plan, (E) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter, (F) summaries of the most recent nondiscrimination tests performed under the Code (including 401(k) and 401(m) tests) for each Company Benefit Plan, (G) all filings within the past six years made with any Governmental Entity, including but not limited to any filings under the Voluntary Compliance Resolution or Closing Agreement Program or the Department of Labor Delinquent Filer Program.

                           Section 3.10.2 Each Company Benefit Plan has been
administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code, and contributions required to be made under the terms of any of the Company Benefit Plans as of the date of this Agreement have been timely made or, if not yet due, have been properly reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company SEC Filings prior to the date of this Agreement. With respect to the Company Benefit Plans, no event has occurred and, to the knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company could be subject to any material liability (other than for routine benefit liabilities) under the terms of, or with respect to, such Company Benefit Plans, ERISA, the Code or any other applicable Law.

                           Section 3.10.3 Each Company Benefit Plan which is
intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS as to its qualified status (or if such Company Benefit Plan is a retirement plan maintained pursuant to a prototype plan document, the National Office of the Internal Revenue Service has issued to the sponsor of the prototype documents an opinion letter to the effect that the form of the document satisfies the qualification requirements of Section 401(a) of the Code), and each trust established in connection with any Company Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and to the Company's knowledge no fact or event has occurred that could adversely affect the qualified status of any such Company Benefit Plan or the exempt status of any such trust. To the Company's knowledge there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code, other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Company Benefit Plan that could result in liability to the Company or an ERISA Affiliate. Each Company Benefit Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability (other than (i) liability for ordinary administrative expenses typically incurred in a termination event or (ii) if the Company Benefit Plan is a pension benefit plan subject to Part 2 of Subtitle B of Title I of ERISA, liability for the accrued benefits as of the date of such termination (if and to the extent required by ERISA) to the extent that either there are sufficient assets set aside in a trust or insurance contract to satisfy such liability or such liability is reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company SEC Filings prior to the date of this Agreement). No suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of the Company is threatened, against or with respect to any such Company Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than routine benefits claims). No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) ("Multiemployer Plan") or other pension plan subject to Title IV of ERISA and neither the Company nor any ERISA Affiliate has sponsored or contributed to or been required to contribute to a Multiemployer Plan or other pension plan subject to Title IV of ERISA. No material liability under Title IV of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full. Neither the Company nor any ERISA Affiliate has any liability under ERISA Section 502. All tax, annual reporting and other governmental filings required by ERISA and the Code have been timely filed with the appropriate Governmental Entity and all notices and disclosures have been timely provided to participants. All contributions and payments to such Company Benefit Plan are deductible under applicable provisions of the Code. No amount with respect to the Company Benefit Plans is subject to Tax as unrelated business taxable income under Section 511 of the Code. No excise tax could be imposed upon the Company under Chapter 43 of the Code.

                           Section 3.10.4 No amount that could be received
(whether in cash or property or the vesting of property) as a result of the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement by any employee, officer or director of the Company or any Company Subsidiary who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any Company Benefit Plan could be characterized as an "excess parachute payment" (as defined in Section 280G(b)(1)
of the Code). Set forth in Section 3.10.4 of the Company Disclosure Schedule is
(A) the estimated maximum amount that could be paid to any disqualified individual as a result of the transactions contemplated by this Agreement under all employment, severance and termination agreements, other compensation arrangements and Company Benefit Plans currently in effect, and (B) the estimated "base amount" (as defined in Section 280G(b)(e) of the Code) for each such individual as of the date of this Agreement.

                           Section 3.10.5 Except as required by Law, no Company
Benefit Plan provides any of the following retiree or post-employment benefits to any person: medical, disability or life insurance benefits. No Company Benefit Plan is a voluntary employee benefit association under Section 501(a)(9) of the Code. The Company and each ERISA Affiliate are in material compliance with (A) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and the regulations thereunder and any similar state law and (B) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations thereunder.

                           Section 3.10.6 Neither the Company nor any Company
Subsidiary maintains, sponsors, contributes or has any liability with respect to any employee benefit plan program or arrangement (other than legally required contributions under the social insurance laws of countries other than the United States) that provides benefits to non-resident aliens who have no U.S. source earned income and whose principal place of employment is outside of the United States.

                  Section 3.11 Labor and Other Employment Matters.

                           Section 3.11.1 Each of the Company and each Company
Subsidiary is in material compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers' compensation, occupational safety, plant closings, and wages and hours. None of the Company or any Company Subsidiary is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). None of the Company or any Company Subsidiary is a party to any collective bargaining or other labor union contract applicable to persons employed by the Company or any Company Subsidiary, and no collective bargaining agreement or other labor union contract is being negotiated by the Company or any Company Subsidiary. There is no labor dispute, strike, slowdown or work stoppage against the Company or any Company Subsidiary pending or, to the knowledge of the Company, threatened which would reasonably be expected to interfere with the business activities of the Company and the Company Subsidiaries, taken as a whole. No labor union or similar organization has been certified to represent any persons employed by the Company or any Company Subsidiary or, to the knowledge of the Company, has applied to represent such employees or is attempting to organize so as to represent such employees. None of the Company or any Company Subsidiary has committed any unfair labor practices in connection with the operation of the respective businesses of the Company or any Company Subsidiary, and there is no charge or complaint against the Company or any Company Subsidiary by the National Labor Relations Board or any comparable state agency pending or, to the knowledge of the Company, threatened. None of the Company or any Company Subsidiary is delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it or amounts required to be reimbursed to such employees. Each of the Company and each Company Subsidiary has withheld all amounts required by Law or by agreement to be withheld from the wages, salaries, and other payments to employees, and is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing, except for amounts that are not, individually or in the aggregate, material. There are no material pending claims against the Company or any Company Subsidiary under any workers' compensation plan or policy or for long term disability. There are no material controversies pending or, to the knowledge of the Company, threatened, between the Company or any Company Subsidiary, on the one hand, and any of their respective current or former employees, on the other hand, which controversies have or could reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity. To the Company's knowledge, no employee of the Company or any Company Subsidiary is in any material respect in violation of any term of any employment contract, non-disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or such Company Subsidiary because of the nature of the business conducted or presently proposed to be conducted by it or to the use of trade secrets or proprietary information of others. As of the date of this Agreement, no executive officer or key employee of the Company or any Company Subsidiary has given notice, nor is the Company otherwise aware, that any such executive officer or key employee intends to terminate his or her employment with the Company or such Company Subsidiary.

                           Section 3.11.2 The Company has identified in Section
3.11.2 of the Company Disclosure Schedule and has made available to Parent true and complete copies of (A) all severance and employment agreements with directors, officers or employees of or consultants to the Company or any Company Subsidiary; (B) all severance programs and policies of the Company and each Company Subsidiary with or relating to its employees; and (C) all plans, programs, agreements and other arrangements of the Company and each Company Subsidiary with or relating to its directors, officers, employees or consultants which contain change in control provisions. Except as expressly contemplated by this Agreement, none of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event, such as termination of employment) (A) result in any payment (including, without limitation, severance, unemployment compensation, parachute or otherwise) becoming due to any director or any employee of the Company or any Company Subsidiary or affiliate from the Company or any Company Subsidiary or affiliate under any Company Benefit Plan or otherwise, (B) significantly increase any benefits otherwise payable under any Company Benefit Plan or (C) result in any acceleration of the time of payment or vesting of any material benefits. No individual who is a party to an employment agreement listed in Section 3.11.2 of the Company Disclosure Schedule or any agreement incorporating change in control provisions with the Company has terminated employment or been terminated, nor has any event occurred that could give rise to a termination event, in either case under circumstances that have given, or could give, rise to a severance obligation on the part of the Company under such agreement.

                           Section 3.11.3 As of the date of this Agreement,
there are no pending or, to the knowledge of the Company, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against any Company Benefit Plan, any fiduciaries thereof with respect to their duties to the Company

Benefit Plans or the assets of any of the trusts thereunder which could reasonably be expected to result in any material liability of the Company or any Company Subsidiary to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor or any Multiemployer Plan.

                  Section 3.12 Contracts; Debt Instruments. Except as filed as exhibits to the Company SEC Filings filed prior to the date of this Agreement, none of the Company or any Company Subsidiary is a party to or bound by any contract (A) any of the benefits to any party of which will be increased, or the vesting of the benefits to any party of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits to any party of which will be calculated on the basis of any of the transactions contemplated by this Agreement, or (B) which, as of the date hereof, (1) is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (2) which involves aggregate expenditures after the date of this Agreement in excess of $25,000 (other than purchase orders for supplies and materials issued in the ordinary course of business consistent with past practice), (3) which involves annual expenditures after the date of this Agreement in excess of $25,000 and is not cancelable within 90 days without fee or penalty, (4) which contains any non-compete or exclusivity provisions with respect to any line of business or geographic area with respect to the Company, any Company Subsidiary or any of the Company's current or future affiliates, which grants most favored customer status or otherwise guarantees any third party the right to receive the best terms the Company or any Company Subsidiary may offer, or which restricts the conduct of any line of business by the Company, any Company Subsidiary or any of the Company's current or future affiliates or any geographic area in which the Company, any Company Subsidiary or any of the Company's current or future affiliates may conduct business, in each case in any material respect or (5) which would prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement. Each contract of the type described in Section 3.12, whether or not set forth in this Section 3.12 of the Company Disclosure Schedule, is referred to herein as a "Company Material Contract." Each Company Material Contract is valid and binding on the Company and each Company Subsidiary party thereto and, to the Company's knowledge, each other party thereto, and is in full force and effect, and the Company and each Company Subsidiary has in all material respects performed all obligations required to be performed by it to the date hereof under each

Company Material Contract and, to the Company's knowledge, each other party to each Company Material Contract has in all material respects performed all obligations required to be performed by it under such Company Material Contract, except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. None of the Company or any Company Subsidiary knows of, or has received notice of, any violation or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Company Material Contract, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

                  Section 3.13 Litigation. Except as and to the extent set forth in Company SEC Filings filed prior to the date of this Agreement, as of the date of this Agreement (A) there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary or for which the Company or any Company Subsidiary is obligated to indemnify a third party and (B) none of the Company or any Company Subsidiary is subject to any outstanding order, writ, injunction, decree or arbitration ruling, award or other finding which has had or would, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

                  Section 3.14 Environmental Matters.

                           Section 3.14.1 The Company and each Company
Subsidiary (A) is in material compliance with all, and is not subject to any liability, with respect to any, applicable Environmental Laws, (B) holds or has applied for all Environmental Permits necessary to conduct their current operations and (C) is in material compliance with their respective Environmental Permits.

                           Section 3.14.2 None of the Company or any Company
Subsidiary has received any written notice, demand, letter, claim or request for information alleging that the Company or any Company Subsidiary may be in violation of, or liable under, any Environmental Law.

                           Section 3.14.3 None of the Company or any Company
Subsidiary (A) has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and, to the knowledge of the Company, no investigation, litigation or other proceeding is pending or threatened in writing with respect thereto, or (B) is an indemnitor in connection with any claim asserted in writing or, to the knowledge of the Company, threatened by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Materials.

                           Section 3.14.4 None of the real property owned or
leased by the Company or any Company Subsidiary is listed or, to the knowledge of the Company, proposed for listing on the "National Priorities List" under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended as of the date hereof, or any similar state or foreign list of sites requiring investigation or cleanup.

                  Section 3.15 Intellectual Property. The Company owns or has all necessary and defensible right to use, whether through ownership, licensing or otherwise, all Intellectual Property material to the businesses of the Company and the Company Subsidiaries, taken as a whole, in substantially the same manner or for the same purposes as such businesses are conducted on the date hereof ("Material Intellectual Property"). No written claim of invalidity or conflicting ownership rights with respect to any Material Intellectual Property has been made by a third party and no such Material Intellectual Property is the subject of any pending or, to the Company's knowledge, threatened action, suit, claim, investigation, arbitration or other proceeding. No person or entity has given notice to the Company or any Company Subsidiary that the use of any Material Intellectual Property by the Company, any Company Subsidiary or any licensee is infringing or has infringed any domestic or foreign patent, trademark, service mark, trade name, or copyright or design right, or that the Company, any Company Subsidiary or any licensee has misappropriated or improperly used or disclosed any trade secret, confidential information or know-how. To the knowledge of the Company, the making, using, selling, manufacturing, marketing, licensing, reproduction, distribution, public display or performance, or publishing of any process, machine, manufacture or product, or provision of any service, related to any Material Intellectual Property, does not and will not infringe any domestic or foreign patent, trademark, service mark, trade name, copyright or other intellectual property right of any third party, and does not and will not involve the misappropriation or improper use or disclosure of any trade secrets, confidential information or know-how of any third party. To the knowledge of the Company, there exists no prior act or current conduct or use by the Company, any Company Subsidiary or any third party that would void, invalidate or infringe any Material Intellectual Property. No rights to obtain, use or reproduce the source code of any Company or Company Subsidiary software have been granted, nor are there any escrow rights granted to third parties or escrow agreements for the benefit of third parties that, if triggered, could result in the disclosure of such source code to any third party. The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby and thereby will not breach, violate or conflict with any instrument or agreement concerning any Material Intellectual Property, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any of the Material Intellectual Property or impair the right of Parent or the Surviving Corporation to make, have made, use, offer to sell, sell, import, license or otherwise exploit, use, commercialize or dispose of, or to bring any action for the infringement of, any Material Intellectual Property. In addition, the matters disclosed on Section 3.15 of the Company Disclosure Schedule would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

                  Section 3.16 Taxes.

                           Section 3.16.1 Each of the Company and the Company
Subsidiaries has timely filed with the appropriate taxing authorities all federal income Tax Returns and all other material Tax Returns required to be filed as of the date hereof. All such Tax Returns are complete and accurate in all material respects. All material Taxes due and owing by any of the Company and the Company Subsidiaries on or before the date hereof (whether or not shown on any Tax Return) have been paid. Neither the Company nor any of the Company Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where any of the Company and the Company Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

                           Section 3.16.2 The unpaid Taxes of the Company and
the Company Subsidiaries (i) did not, as of the dates of the financial statements in the Company SEC Filings, exceed, to a material extent, the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets (rather than in any notes thereto) contained in such financial statements, and (ii) will not exceed, to a material extent, that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company and the Company Subsidiaries in filing their Tax Returns. Since the date of the most recent financial statements, none of the Company and the Company Subsidiaries has (x) engaged in any transactions or incurred any material liability for Taxes other than in the ordinary course of business or (y) paid any material Taxes other than Taxes paid on a timely basis and in a manner consistent with past custom and practice.

                           Section 3.16.3 No material deficiencies for Taxes
with respect to any of the Company and the Company Subsidiaries have been claimed, proposed or assessed by a Tax authority or other Governmental Entity. There are no pending or, to the knowledge of any of the Company and the Company Subsidiaries, threatened audits, assessments or other actions for or relating to any material liability in respect of Taxes of any of the Company and the Company Subsidiaries, and there are no matters under discussion with any Governmental Entities, or known to any of the Company and the Company Subsidiaries, with respect to Taxes that are likely to result in an additional material liability for Taxes with respect to any of the Company and the Company Subsidiaries. The Company has delivered or made available to Parent complete and accurate copies of federal, state and local income Tax Returns of each of the Company and the Company Subsidiaries and their predecessors for the years ended January 31, 1999, 2000, 2001 and 2002, and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by any of the Company and the Company Subsidiaries or any predecessors since December 31, 1998. Neither the Company nor any of the Company Subsidiaries nor any predecessor has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                           Section 3.16.4 There are no liens for Taxes upon the
assets of any of the Company and the Company Subsidiaries (other than with respect to liens for current Taxes not yet due and payable).

                           Section 3.16.5 Neither the Company nor any of the
Company Subsidiaries (i) has consented at any time under former Section 341(f)(1) of the Code to have the provisions of former Section 341(f)(2) of the Code apply to any disposition of the assets of any of the Company and the Company Subsidiaries; (ii) has agreed, or is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (iii) has made an election, or is required, to treat any of its assets as owned by another Person pursuant to the provisions of former Section 168(f) of the Code or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; (iv) has acquired or owns any assets that directly or indirectly secure any debt the interest on which is tax exempt under Section 103(a) of the Code; (v) has made or will make a consent dividend election under Section 565 of the Code; (vi) has elected at any time to be treated as an S corporation within the meaning of Sections 1361 or 1362 of the Code; or (vii) made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable state or local Tax provision.

                           Section 3.16.6 There are no Tax-sharing agreements or
similar arrangements (including indemnity arrangements) with respect to or involving any of the Company and the Company Subsidiaries, and, after the Closing Date, none of the Company and the Company Subsidiaries shall be bound by any such Tax-sharing agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

                           Section 3.16.7 None of the Company and the Company
Subsidiaries has any liability for the Taxes of any person (other than Taxes of the Company and the Company Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise.

                           Section 3.16.8 Each of the Company and the Company
Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

                           Section 3.16.9 None of the Company and the Company
Subsidiaries has been a United State real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in section 897(c)(1)(A)(ii) of the Code.

                           Section 3.16.10 Neither the Company nor any of the
Company Subsidiaries (i) is a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or contract which is treated as a partnership for Tax purposes, (ii) owns a single member limited liability company which is treated as a disregarded entity, (iii) is a shareholder of a "controlled foreign corporation" as defined in Section 957 of the Code (or any similar provision of state, local or foreign law), (iv) is a "personal holding company" as defined in Section 542 of the Code (or any similar provision of state, local or foreign law) or (v) is a passive foreign investment company within the meaning of the Code.

                           Section 3.16.11 Neither the Company nor any of the
Company Subsidiaries has or has had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country.

                           Section 3.16.12 None of the outstanding indebtedness
of any of the Company and the Company Subsidiaries constitutes indebtedness with respect to which any interest deductions may be disallowed under Sections 163(i) or 163(l) or 279 of the Code or under any other provision of applicable law.

                           Section 3.16.13 Neither the Company nor any of the
Company Subsidiaries has distributed the stock of any corporation in a transaction satisfying the requirements of Section 355 of the Code since April 16, 1997, and neither the stock of the Company nor the stock of any of the Company Subsidiaries has been distributed in a transaction satisfying the requirements of Section 355 of the Code since April 16, 1997.

                           Section 3.16.14 Neither the Company nor any of the
Company Subsidiaries has entered into any transaction identified as a "listed transaction" for purposes of Treasury Regulations Section 1.6011-4(b)(2) or 301.6111-2(b)(2). If any of the Company and the Company Subsidiaries has entered into any transaction such that, if the treatment claimed by it were to be disallowed, the transaction would constitute a substantial understatement of federal income tax within the meaning of Section 6662 of the Code, then it believes that it has either (x) substantial authority for the tax treatment of such transaction or (y) disclosed on its Tax Return the relevant facts affecting the tax treatment of such transaction.

                           Section 3.16.15 None of the Company or any Company
Subsidiary is a party to any contract, plan or arrangement, under which it is obligated to make or to provide, or could become obligated to make or to provide, a payment or benefit that would not be deductible as a result of application of Section 280G of the Code.

                  Section 3.17 Insurance. The Company maintains insurance coverage, or maintains self-insurance practices, in such amounts and covering such risks as are in accordance with normal industry practice for companies of a similar size and engaged in businesses similar to that of the Company (taking into account the cost and availability of such insurance). Section 3.17 of the Company Disclosure Schedule sets forth all insurance policies (including, without limitation, workers' compensation insurance policies) covering the business, properties or assets of the Company, the premiums and coverage of such policies, the insurers providing such policies and list of all claims in excess of $10,000 made against any such policies since January 1, 2001 (other than claims made under health insurance policies in the ordinary course of business).

                  Section 3.18 Opinion of Financial Advisors. Raymond James & Associates (the "Company Financial Advisor") has delivered to the Company Board its written opinion, dated the date of this Agreement, that the Merger Consideration, as of such date, is fair from a financial point of view to the holders of Company Common Stock.

                  Section 3.19 Vote Required. The affirmative vote of the holders of a majority of the outstanding Company Common Stock is the only vote of the holders of any class or series of capital stock or other Equity Interests of the Company necessary to approve the Merger.

                  Section 3.20 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company or any Company Subsidiary. The Company has heretofore made available to Parent a true and complete copy of all agreements between the

Company and the Company Financial Advisor pursuant to which such firm would be entitled to any payment relating to the Merger or any other transaction contemplated by this Agreement.

                                   ARTICLE 4.
             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

                  Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

                  Section 4.1 Organization and Qualification; Subsidiaries. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. Each of Parent and Merger Sub has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures as would not individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect.

                  Section 4.2 Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement to be consummated by it. The execution and delivery of this Agreement by each of Parent and Merger Sub, as applicable, and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action (including approval by Parent as the sole shareholder of Merger Sub), and no other corporate proceedings on the part of Parent and Merger Sub and no other shareholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly authorized and validly executed and delivered by Parent and Merger Sub, as applicable, and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting the enforcement of rights, and general principles of equity that restrict the availability of equitable remedies.

                  Section 4.3 No Conflict; Required Filings and Consents.

                           Section 4.3.1 The execution and delivery of this
Agreement do not, and the performance thereof by Parent and Merger Sub will not,
(A) conflict with or violate any provision of the Amended and Restated Certificate of Incorporation or Bylaws, as amended, of Parent or the Articles of Incorporation or Bylaws of Merger Sub or (B) assuming that all consents, approvals, authorizations and permits described in Section 4.3.2 have been obtained and all filings and notifications described in Section 4.3.2 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent or Merger Sub or any other subsidiary of Parent (each a "Parent Subsidiary" and, collectively, the "Parent Subsidiaries") or by which any property or asset of Parent, Merger Sub or any Parent Subsidiary is bound or affected, except, with respect to clause (B), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to (1) prevent or materially delay consummation of the Merger or (2) otherwise prevent or materially delay performance by Parent or Merger Sub of any of their material obligations under this Agreement.

                           Section 4.3.2 The execution and delivery of this
Agreement do not, and the performance hereof by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other person, except (A) under the Exchange Act, the rules and regulations of the Exchange and filing and recordation of the Certificate of Merger as required by the GBCC and (B) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to (1) prevent or materially delay consummation of the Merger or (2) otherwise prevent or materially delay performance by Parent or Merger Sub of any of their material obligations under this Agreement.

                  Section 4.4 Litigation. As of the date hereof, (A) there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Parent, threatened against Parent or Merger Sub and (B) neither Parent nor Merger Sub is subject to any outstanding order, writ, judgment, injunction or decree of any Governmental Entity which, in the case of
(A) or (B), would, individually or in the aggregate, reasonably be expected to prevent or materially delay Parent's or Merger Sub's ability to consummate the Merger.

                  Section 4.5 Disclosure Documents. The information with respect to Parent and Merger Sub that Parent or Merger Sub furnishes to the Company specifically for use in the Proxy Statement or any Other Filings will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (A) in the case of the Proxy Statement, as supplemented or amended, if applicable, at the time such Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company, at the time such shareholders vote on adoption of this Agreement, and at the Effective Time and (B) in the case of any Other Filings, or any supplement or amendment thereto, at the time of the filing thereof and at the time of any distribution or dissemination thereof.

                  Section 4.6 Ownership of Merger Sub; No Prior Activities.

                           Section 4.6.1 Merger Sub was formed solely for the
purpose of engaging in the transactions contemplated by this Agreement.

                           Section 4.6.2 Except for obligations or liabilities
incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and each Ancillary Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

                  Section 4.7 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent or any Parent Subsidiary.

                  Section 4.8 Financing. At the Effective Time, Parent will have available all the funds necessary to pay all of the Merger Consideration and to pay all fees and expenses payable by Parent related to the transactions contemplated by this Agreement.

                                   ARTICLE 5.
                                   COVENANTS

                  Section 5.1 Conduct of Business by the Company Pending the Closing. The Company agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.1 of the Company Disclosure Schedule or as specifically permitted or expressly contemplated by any other provision of this Agreement, unless Parent shall otherwise agree in writing: the Company will, and will cause each Company Subsidiary to, (A) conduct its operations only in the ordinary and usual course of business consistent with past practice and (B) use its reasonable best efforts to keep available the services of the current officers, key employees and key consultants of the Company and each Company Subsidiary and to preserve the current relationships of the Company and each Company Subsidiary with such of the customers, suppliers and other persons with which the Company or any Company Subsidiary has significant business relations as is reasonably necessary to preserve substantially intact its business organization. Without limiting the foregoing, and as an extension thereof, except as set forth in Section 5.1 of the Company Disclosure Schedule or as specifically permitted or expressly contemplated by any other provision of this Agreement, the Company shall not (unless required by applicable Law or the regulations or requirements of the Exchange or any regulatory organization applicable to the Company), and shall not permit any Company Subsidiary to, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Parent:

                           Section 5.1.1 amend or otherwise change its articles
of incorporation or bylaws or equivalent organizational documents;

                           Section 5.1.2 (A) issue, sell, pledge, dispose of,
grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of any shares of capital stock of, or other Equity Interests in, the Company or any Company Subsidiary of any class, or securities convertible or exchangeable or exercisable for any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities, or any other ownership interest (including, without limitation, any such interest represented by contract right), of the Company or any Company Subsidiary, other than

(i) the issuance of shares of Company Common Stock (and the related Company Rights) upon the exercise of Company Options outstanding as of the date hereof in accordance with their terms and the terms of this Agreement, (ii) the issuance of shares of Company Common Stock (and the related Company Rights) pursuant to the ESPP in accordance with the terms of the ESPP and this Agreement or (iii) if a Triggering Event (as defined in the Company Rights Agreement) shall occur, the Company Rights or (B) sell, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of, any material property or assets (including Intellectual Property) of the Company or any Company Subsidiary, except pursuant to existing contracts or commitments or the sale or purchase of goods in the ordinary course of business consistent with past practice, or enter into any commitment or transaction outside the ordinary course of business consistent with past practice other than transactions between a wholly owned Company Subsidiary and the Company or another wholly owned Company Subsidiary:

                           Section 5.1.3 declare, set aside, make or pay any
dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock (other than dividends paid by a wholly owned Company Subsidiary to the Company or to any other wholly owned Company Subsidiary) or enter into any agreement with respect to the voting of its capital stock;

                           Section 5.1.4 reclassify, combine, split, subdivide
or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other Equity Interests or other securities;

                           Section 5.1.5 (A) acquire (including, without
limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any person or any division thereof or any assets, other than acquisitions of assets in the ordinary course of business consistent with past practice, (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person (other than a wholly owned Company Subsidiary) for borrowed money, (C) terminate, cancel or request any material change in, or agree to any material change in, any Company Material Contract other than in the ordinary course of business consistent with past practice, (D) make or authorize any capital expenditure, other than capital expenditures that are not, in the aggregate, in excess of $10,000 for the Company and the Company Subsidiaries taken as a whole, (E) except in the ordinary course of business consistent with past practice, make or authorize any expenditure in an amount, together with all related expenditures, in excess of $10,000 or (F) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 5.1.5;

                           Section 5.1.6 except as may be required by
contractual commitments or corporate policies with respect to severance or termination pay in existence on the date of this Agreement as disclosed in
Section 3.10 of the Company Disclosure Schedule: (A) increase the compensation or benefits payable or to become payable to its directors, officers or employees (except for increases in accordance with past practices in salaries or wages of employees of the Company or any Company Subsidiary which are not across-the-board increases); or (B) grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any Company Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except to the extent required by applicable Law or the terms of a collective bargaining agreement in existence on the date of this Agreement.

                           Section 5.1.7 (A) pre-pay any long-term debt or pay,
discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice and in accordance with their terms, (B) accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice, (C) delay or accelerate payment of any account payable in advance of its due date or the date such liability would have been paid in the ordinary course of business consistent with past practice, or (D) vary the Company's inventory practices in any material respect from the Company's past practices;

                           Section 5.1.8 make any change in accounting policies
or procedures, other than in the ordinary course of business consistent with past practice or except as required by GAAP or by a Governmental Entity;

                           Section 5.1.9 waive, release, assign, settle or
compromise any material claims, or any material litigation or arbitration;

                           Section 5.1.10 except in the ordinary course of
business consistent with past practice, make or change any material election in respect of Taxes, adopt or change any material accounting method in respect of a material amount of Taxes, enter into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement, settle or compromise any claim, notice, audit report or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

                           Section 5.1.11 amend or modify, or propose to amend
or modify, or otherwise take any action under, the Company Rights Agreement;

                           Section 5.1.12 modify, amend or terminate, or waive,
release or assign any material rights or claims with respect to any confidentiality or standstill agreement to which the Company is a party;

                           Section 5.1.13 write up, write down or write off the
book value of any assets, individually or in the aggregate, for the Company and the Company Subsidiaries taken as a whole, except for depreciation and amortization in accordance with GAAP consistently applied;

                           Section 5.1.14 (A) knowingly take any action to
exempt or make not subject to any state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares or (B) take any action to exempt or make not subject to the Company Rights Agreement, any person or entity (other than Parent, Merger Sub and any Parent Subsidiary) or any action taken thereby, which person, entity or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom;

                           Section 5.1.15 take any action that is intended or
would reasonably be expected to result in any of the conditions to the Merger set forth in Article 6 not being satisfied; or

                           Section 5.1.16 authorize or enter into any agreement
or otherwise make any commitment to do any of the foregoing.

                  Section 5.2 Cooperation. The Company and Parent shall coordinate and cooperate in connection with (A) the preparation of the Proxy Statement and any Other Filings, (B) determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Company Material Contracts, in connection with the consummation of the Merger and (C) seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Proxy Statement or any Other Filings and timely seeking to obtain any such actions, consents, approvals or waivers.

                  Section 5.3 Proxy Statement; Shareholder Meeting. As promptly as practicable after the execution of this Agreement, the Company shall prepare and file with the SEC a proxy statement relating to the meeting of the Company's shareholders to be held in connection with the Merger (together with any amendments thereof or supplements thereto, the "Proxy Statement"). The Company will provide Parent with a draft of the Proxy Statement at least five Business Days prior to its filing and will consider in good faith Parent's comments to the Proxy Statement. In addition, the Company shall prepare and file with the SEC, any Other Filings as and when required or requested by the SEC. The Company will provide Parent with a draft of each Other Filing at least five Business Days prior to its filing. The Company will advise Parent, promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement or any Other Filings or comments thereon and responses thereto or requests by the SEC for additional information. The Company, after consultation with Parent, will respond to any comments made by the SEC with respect to the Proxy Statement and any Other Filings. Parent shall promptly furnish all information concerning it and the holders of its capital stock as the Company may reasonably request in connection with such actions and the preparation of the Proxy Statement and any Other Filings. As promptly as practicable after the clearance of the Proxy Statement by the SEC, the Company shall mail the Proxy Statement to its shareholders and hold a meeting of its shareholders for the purpose of voting upon the approval of the Merger (the "Company Shareholders Meeting"). The Proxy Statement shall include the recommendation of the Company Board that adoption of the Merger Agreement by the Company's shareholders is advisable and that the Company Board has determined that the Merger is fair and in the best interests of the Company's shareholders.

                  If at any time prior to the Effective Time, any event or circumstance relating to Parent or any Parent Subsidiary, or their respective officers or directors, should be discovered by Parent which should be set forth in an amendment or a supplement to the Proxy Statement or any Other Filing, Parent shall promptly inform the Company.

                  If at any time prior to the Effective Time, any event or circumstance relating to the Company or any Company Subsidiary, or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Proxy Statement or any Other Filing, the Company shall promptly inform Parent. All documents that the Company is responsible for filing in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act, the rules and regulations thereunder and other applicable Laws, provided that the Company shall have no liability for information furnished in writing to the Company by Parent expressly for inclusion therein.

                  Section 5.4 Access to Information; Confidentiality.

                           Section 5.4.1 From the date of this Agreement to the
Effective Time, the Company shall, and shall cause each Company Subsidiary and each of their respective directors, officers, employees, accountants, consultants, legal counsel, advisors, and agents and other representatives (collectively, "Company Representatives") to: (A) provide to Parent and Merger Sub and their respective officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives (collectively, "Parent Representatives") access at reasonable times upon two Business Days' prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof and (B) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Company or any Company Subsidiary as Parent or any of the Parent Representatives may reasonably request. No investigation conducted pursuant to this Section 5.4 shall affect or be deemed to modify or limit any representation or warranty made in this Agreement.

                           Section 5.4.2 With respect to the information
disclosed pursuant to Section 5.4.1, the parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Mutual Nondisclosure Agreement, dated as of April 22, 2003, by and between Parent and the Company, as amended (the "Confidentiality Agreement").

                           Section 5.4.3 Notwithstanding anything to the
contrary set forth herein or in any other written or oral understanding or agreement to which the parties hereto are parties or by which they are bound (including the Confidentiality Agreement), the parties acknowledge and agree that any obligations of confidentiality contained herein and therein shall not apply to the tax treatment and tax structure of the Merger upon the earlier to occur of (i) the date of the public announcement of discussions relating to the Merger, (ii) the date of the public announcement of the Merger, or (iii) the date of the execution of this Agreement, all within the meaning of Treasury Regulations Section 1.6011-4; provided however, that each party recognizes that the privilege each has to maintain, in its sole discretion, the confidentiality of a communication relating to the Merger, including a confidential communication with its attorney or a confidential communication with a federally authorized tax practitioner under Section 7525 of the Code, is not intended to be affected by the foregoing.

                  Section 5.5 No Solicitation of Transactions.

                           Section 5.5.1 None of the Company or any Company
Subsidiary shall, directly or indirectly, take (and the Company shall not authorize or permit the Company Representatives or, to the extent within the Company's control, other affiliates to take) any action to (A) encourage (including by way of furnishing non-public information), solicit, initiate or facilitate any Acquisition Proposal, (B) enter into any agreement with respect to any Acquisition Proposal or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement or (C) participate in any way in discussions or negotiations with, or furnish any information to, any person in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any

Acquisition Proposal; provided, however, that if, at any time prior to the obtaining of the Company's shareholders' approval of the Merger at the Company Shareholders Meeting, the Company Board (or an authorized committee thereof) determines in good faith, after consultation with outside counsel, that it would otherwise constitute a breach of the directors' fiduciary duties to shareholders, the Company may, in response to a Superior Proposal, (x) furnish information with respect to the Company and the Company Subsidiaries to the person making such Superior Proposal pursuant to a customary confidentiality agreement the benefits of the terms of which are no more favorable to the other party to such confidentiality agreement than those in place with Parent, (y) participate in discussions with respect to such Superior Proposal and (z) terminate this Agreement pursuant to Section 7.1.6. Upon execution of this Agreement, the Company shall cease immediately and cause to be terminated any and all existing discussions or negotiations with any parties conducted heretofore with respect to an Acquisition Proposal.

                           Section 5.5.2 The Company shall, as promptly as
practicable (and in no event later than one Business Day after receipt thereof), advise Parent of any inquiry received by it relating to any potential Acquisition Proposal and of the material terms of any proposal or inquiry, including the identity of the person and its affiliates making the same, that it may receive in respect of any such potential Acquisition Proposal, or of any information requested from it or of any negotiations or discussions being sought to be initiated with it, shall furnish to Parent a copy of any such proposal or inquiry, if it is in writing, or a written summary of any such proposal or inquiry, if it is not in writing and shall keep Parent fully informed on a prompt basis with respect to any developments with respect to the foregoing.

                           Section 5.5.3 Neither the Company Board nor any
committee thereof shall (A) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by the Company Board or such committee of the adoption and approval of the Merger (the "Company Recommendation") and the matters to be considered at the Company Shareholders' Meeting, (B) other than the Merger, approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or (C) other than the Merger, cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal.

Nothing contained in this Section 5.5.3 shall prohibit the Company (x) from taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or (y) in the event that a Superior Proposal is made and the Company Board (or an authorized committee thereof) determines in good faith, after consultation with outside counsel, that it would otherwise constitute a breach of its fiduciary duty to shareholders, from terminating this Agreement pursuant to Section 7.1.6.

                  Section 5.6 Appropriate Action; Consents; Filings.

                           Section 5.6.1 The Company and Parent shall use their
reasonable best efforts to (A) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under any applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement and each Ancillary Agreement as promptly as practicable, (B) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent or the Company or any of their respective Subsidiaries, or to avoid any action or proceeding by any Governmental Entity, in connection with the authorization, execution and delivery of this Agreement and each Ancillary Agreement and the consummation of the transactions contemplated herein and therein, including, without limitation, the Merger, and
(C) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and each Ancillary Agreement and the Merger required under (x) the Exchange Act, and any other applicable federal or state securities Laws and (y) any other applicable Law, provided that Parent and the Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith and provided further that nothing in this Section 5.6.1 shall require Parent to agree to (AA) the imposition of conditions, (BB) the requirement of divestiture of assets or property or (CC) the requirement of expenditure of money by Parent or the Company to a third party in exchange for any such consent, license, permit, waiver, approval, authorization or order. The Company and Parent shall furnish to each other all information required for any application or other filing under the rules and regulations of any applicable Law (including all information required to be included in the Proxy Statement) in connection with the transactions contemplated by this Agreement and each Ancillary Agreement.

                           Section 5.6.2 The Company and Parent shall give (or
shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their reasonable best efforts to obtain any third party consents, (A) necessary, proper or advisable to consummate the transactions contemplated in this Agreement and each Ancillary Agreement, (B) required to be disclosed in the Company Disclosure Schedule or
(C) required to prevent a Company Material Adverse Effect from occurring prior to or after the Effective Time or a Parent Material Adverse Effect from occurring prior to or after the Effective Time. In the event that either party shall fail to obtain any third party consent described in the first sentence of this Section 5.6.2, such party shall use its reasonable best efforts, and shall take any such actions reasonably requested by the other party hereto, to minimize any adverse effect upon the Company and Parent, their respective Subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

                           Section 5.6.3 From the date of this Agreement until
the Effective Time, the Company shall promptly notify Parent in writing of any pending or, to the knowledge of the Company, threatened action, suit, arbitration or other proceeding or investigation by any Governmental Entity or any other person (A) challenging or seeking material damages in connection with the Merger or the conversion of Company Common Stock into the Merger Consideration pursuant to the Merger or (B) seeking to restrain or prohibit the consummation of the Merger or otherwise limit the right of Parent or any Parent Subsidiary to own or operate all or any portion of the businesses or assets of the Company or any Company Subsidiary.

                  Section 5.7 Certain Notices. From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other party hereto of (A) the occurrence, or non-occurrence, of any event that would be likely to cause any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied or (B) the failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would reasonably be expected to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.7 shall not cure any breach of any representation or warranty relating to such matter or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

                  Section 5.8 Public Announcements. Parent and the Company have agreed on the form and content of a mutual press release to be issued promptly after the execution and delivery of this Agreement and the parties hereto agree to issue such press release and, prior to the Effective Time, not to make any public or other statement to any person contradicting such mutual press release. Parent and the Company shall consult with each other before issuing any further press release or otherwise making any public statements with respect to the Merger and shall not issue any such further press release or make any such public statement prior to such consultation, except as may be required by applicable Law or any listing agreement with the Exchange. Any such further press release or other public statement shall be in a form mutually agreed upon in advance by Parent and the Company.

                  Section 5.9 Employee Benefit Matters.

                           Section 5.9.1 Unless Parent requests otherwise in
writing, the Company Board shall adopt resolutions terminating, effective at least two (2) days prior to the Closing Date, any Company Benefit Plan which is intended to meet the requirements of Section 401(k) of the Code (each such Company Benefit Plan, a "401(k) Plan"). At the Closing, the Company shall provide Parent (i) executed resolutions of the Company Board authorizing such termination and (ii) an executed amendment to each such 401(k) Plan sufficient to assure compliance with all applicable requirements of the Code and regulations thereunder so that the tax-qualified status of each such 401(k) Plan will be maintained at the time of termination.

                           Section 5.9.2 With respect to any "employee benefit
plan" as defined in Section 3(3) of ERISA maintained by Parent or any Parent Subsidiary (collectively, the "Parent Benefit Plans") in which any director, officer or employee of the Company or any Company Subsidiary (the "Company Employees") will participate effective as of the Effective Time, Parent shall, or shall cause the Surviving Corporation to, recognize all service of the Company Employees with the Company or a Company Subsidiary, as the case may be, for purposes of participation in, but not for purposes of benefit accrual (other than with respect to vacation), in any Parent Benefit Plan in which such Company Employees may be eligible to participate after the Effective Time. Prior to the Effective Time, the Company Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder ("Section 16") of shares of Company Common Stock or options to acquire Company Common Stock pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16.

                  Section 5.10 Indemnification of Directors and Officers.

                           Section 5.10.1 Parent and the Surviving Corporation
agree that the indemnification obligations set forth in the Company Articles and the Company Bylaws shall survive the Merger (and, prior to the Effective Time, Parent shall cause the Articles of Incorporation and Bylaws of Merger Sub to reflect such provisions) and shall not be amended, repealed or otherwise modified during the Tail Policy Period in any manner that would adversely affect the rights thereunder of any individual who on or prior to the Effective Time was a director, officer, trustee, fiduciary, employee or agent of the Company or any Company Subsidiary or who served at the request of the Company or any Company Subsidiary as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise, unless such amendment or modification is required by Law. In the event that Parent does not operate the business and assets of the Surviving Corporation in a manner that maintains the level (including, without limitation, the creditworthiness and financial capability of the Surviving Corporation) of indemnification for the Company's directors and officers existing as of the Effective Time, Parent will provide indemnification of the Company's directors, officers and other indemnified persons no less favorable to such persons to that existing at the Effective Time. All rights under this Section 5.10.1 in respect of any claim asserted prior to the end of the Tail Policy Period shall continue until the disposition of such claim.

                           Section 5.10.2 Prior to the mailing of the Proxy
Statement, the Company shall obtain a prepaid insurance and indemnification policy with a term (the "Tail Policy Period") of up to six (6) years providing the Company's current directors and officers with coverage for events that occurred prior to the Effective Time, including, without limitation, in respect of the transactions contemplated by this Agreement (the "D&O Insurance"). In the event that the total premiums for the D&O Insurance exceed $770,000 in cash, the Aggregate Merger Consideration shall be reduced, on a dollar-for-dollar basis, by the amount of such excess. Parent shall, and shall cause the Surviving Corporation to, maintain the D&O Insurance in full force and effect, and continue to honor the obligations thereunder.

                           Section 5.10.3 In the event Parent or the Surviving
Corporation (A) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or otherwise dissolves the Surviving Corporation, or (B) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provisions shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume Parent's or the Surviving Corporation's, as the case may be, obligations set forth in this Section 5.10. No such assumption shall affect or diminish the obligations of Parent or the Surviving Corporation set forth in this Section 5.10.

                           Section 5.10.4 The obligations under this Section
5.10 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 5.10 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 5.10 applies shall be third party beneficiaries of this Section 5.10).

                  Section 5.11 Company Rights Agreement. The Company covenants and agrees that it will not (a) redeem the Company Rights, (b) amend the Company Rights Agreement or (c) take any action which would allow any "person" (as defined in the Company Rights Agreement) other than Parent, Merger Sub or any Parent Subsidiary to acquire "beneficial ownership" (for purposes of this Section 5.11, as defined in the Company Rights Agreement) of fifteen percent (15%) or more of the outstanding shares of Company Common Stock without causing a Distribution Date or a Triggering Event (as each such term is defined in the Company Rights Agreement) to occur. The Company Board shall not make a determination that Parent, Merger Sub or any of their respective affiliates or associates, directors, officers or employees is an "Acquiring Person" for purposes of the Company Rights Agreement.

                                   ARTICLE 6.
                               CLOSING CONDITIONS

                  Section 6.1 Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to effect the Merger and the other transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law:

                           Section 6.1.1 Shareholder Approval. This Agreement
and the Merger shall have been approved and adopted by the requisite vote of the shareholders of the Company.

                           Section 6.1.2 No Order. No Governmental Entity, nor
any federal or state court of competent jurisdiction or arbitrator shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or arbitration award or finding or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger.

                  Section 6.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger and the other transactions contemplated herein are also subject to the following conditions, any or all of which may be waived by Parent, in whole or in part, to the extent permitted by applicable Law:

                           Section 6.2.1 Representations and Warranties. Each of
the representations and warranties of the Company contained in this Agreement (without regard to any qualification as to materiality) shall be true and correct as of the date hereof and as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date), except as would not reasonably be expected to have a Company Material Adverse Effect. Parent shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company issued for and on behalf of the Company to that effect.

                           Section 6.2.2 Agreements and Covenants. The Company
shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, except as would not reasonably be expect to result in a Company Material Adverse Effect. Parent shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to that effect.

                           Section 6.2.3 Material Adverse Effect. Since the date
of this Agreement, there shall not have occurred any Company Material Adverse Effect or any event or development that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

                           Section 6.2.4 Court Proceedings. No action or claim
brought by any Governmental Entity shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation thereof, (C) affect adversely the right or powers of Parent to own, operate or control the Company, and no such injunction, judgment, order, decree, ruling or charge shall be in effect or (D) cause a Company Material Adverse Effect.

                           Section 6.2.5 Option Termination Consents. The
Company shall have obtained an Option Termination Consent from the former holders of Company Options representing eighty percent (80%) of the shares of Company Common Stock otherwise issuable upon exercise of Company Options outstanding as of the date of this Agreement with an exercise price greater than or equal to the Merger Consideration.

                  Section 6.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger and the other transactions contemplated herein are also subject to the following conditions, any or all of which may be waived by the Company, in whole or in part, to the extent permitted by applicable law:

                           Section 6.3.1 Representations and Warranties. Each of
the representations and warranties of Parent contained in this Agreement (without regard to any qualification as to materiality) shall be true and correct as of the date hereof and as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date), except as would not reasonably be expected to have a Parent Material Adverse Effect. The Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Parent issued for and on behalf of Parent to that effect.

                           Section 6.3.2 Agreements and Covenants. Parent shall
have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, except as would not reasonably be expected to result in a Parent Material Adverse Effect. The Company shall have received a certificate of an officer of Parent to that effect.

                           Section 6.3.3 Court Proceedings. No action or claim
brought by any Governmental Entity shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would prevent consummation of any of the transactions contemplated by this Agreement or cause any of the transactions contemplated by this Agreement to be rescinded following consummation thereof.

                                   ARTICLE 7.
                        TERMINATION, AMENDMENT AND WAIVER

                  Section 7.1 Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after approval of the matters presented in connection with the Merger by the shareholders of the Company:

                           Section 7.1.1 By mutual written consent of Parent and
the Company, by action of their respective Boards of Directors;

                           Section 7.1.2 By either the Company or Parent if the
Merger shall not have been consummated prior to December 31, 2003; provided, however, that such date may, from time to time, be extended by Parent or the Company (by written notice thereof to the other party) up to and including September 30, 2004 in the event all conditions to effect the Merger other than those set forth in Section 6.1.2, Section 6.2.4 or Section 6.3.3 (the "Regulatory Conditions") have been or are capable of being satisfied at the time of each such extension and the Regulatory Conditions have been or are reasonably capable of being satisfied on or prior to September 30, 2004, (such earlier date, as it may be so extended, shall be referred to herein as the "Outside Date"); provided further that the right to terminate this Agreement under this Section 7.1.2 shall not be available to any party whose willful failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date;

                           Section 7.1.3 By either the Company or Parent if any
Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable (which order, decree, ruling or other action the parties shall have used their reasonable best efforts to resist, resolve or lift, as applicable, subject to the provisions of Section 5.6);

                           Section 7.1.4 By either Parent or the Company if the
approval by the shareholders of the Company required for the consummation of the Merger or the other transactions contemplated hereby or thereby shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of shareholders or at any adjournment thereof;

                           Section 7.1.5 By Parent if (A) the Company Board
shall have withdrawn, or adversely modified, or failed upon Parent's reasonable written request to reconfirm its recommendation of the Merger or this Agreement,
(B) the Company Board shall have recommended to the shareholders of the Company that they approve an Acquisition Proposal other than that contemplated by this Agreement or shall have approved a Superior Proposal, (C) a tender offer or exchange offer that, if successful, would result in any person or group becoming a beneficial owner of 15% or more of the outstanding shares of Company Common Stock, is commenced (other than by Parent or an affiliate of Parent) and the Company Board fails to recommend that the shareholders of the Company not tender their shares in such tender or exchange offer, (D) any person (other than Parent or an affiliate of Parent) or group becomes the beneficial owner of 25% or more of the outstanding shares of Company Common Stock, (E) the Company fails to call or hold the Company Shareholders' Meeting by the Outside Date or (F) the Company shall have furnished or caused to be furnished confidential information or data, or engaged in negotiations or discussions with another person pursuant to clauses
(x) or (y) of the proviso to Section 5.5.1;

                           Section 7.1.6 By the Company, if the Company Board
determines to accept a Superior Proposal, but only after the Company (A) provides Parent with five Business Days prior written notice of its intention to terminate this Agreement and (B) fulfills its obligations under Section 7.2 hereof upon such termination (provided that the Company's right to terminate this Agreement under this Section 7.1.6 shall not be available if the Company has intentionally breached Section 5.5.1 with respect to such Superior Proposal or the person making such Superior Proposal).

                           Section 7.1.7 By Parent, if since the date of this
Agreement, there shall have been any event, development or change of circumstance that constitutes or has had, individually or in the aggregate, a Company Material Adverse Effect and such Company Material Adverse Effect is not cured within 30 days after written notice thereof or if (A) the Company shall have breached any covenant or agreement set forth in this Agreement, (B) such breach or misrepresentation is not cured within 14 days after written notice thereof and (C) such breach or misrepresentation would cause any condition set forth in Section 6.2.1 or Section 6.2.2 not to be satisfied (a "Terminating Company Breach"); or

                           Section 7.1.8 By the Company, if (A) Parent or Merger
Sub shall have breached any covenant or agreement set forth in this Agreement,
(B) such breach or misrepresentation is not cured within 14 days after written notice thereof and (C) such breach or misrepresentation would cause any condition set forth in Section 6.3.1 or Section 6.3.2 not to be satisfied (a "Terminating Parent Breach").

                  Section 7.2 Effect of Termination.

                           Section 7.2.1 Limitation on Liability. In the event
of termination of this Agreement by either the Company or Parent as provided in
Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent or the Company or their respective Subsidiaries, officers or directors except (A) with respect to Section 5.4.2,
Section 5.8, this Section 7.2 and Article 8 and (B) with respect to any liabilities or damages incurred or suffered by a party as a result of the willful and material breach by the other party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

                           Section 7.2.2 Parent Expenses. Parent and the Company
agree that if this Agreement is terminated pursuant to Section 7.1.4, Section 7.1.5, Section 7.1.6 or Section 7.1.7, then the Company shall pay Parent an amount equal to the sum of Parent's Expenses up to an amount equal to $150,000.

                           Section 7.2.3 Company Expenses. Parent and the
Company agree that if this Agreement is terminated pursuant to Section 7.1.8, then Parent shall pay to the Company an amount equal to the sum of the Company's Expenses up to an amount equal to $150,000.

                           Section 7.2.4 Payment of Expenses. Payment of
Expenses pursuant to Section 7.2.2 or Section 7.2.3 shall be made not later than two business days after delivery to the other party of notice of demand for payment and a documented itemization setting forth in reasonable detail all Expenses of the party entitled to receive payment (which itemization may be supplemented and updated from time to time by such party until the 90th day after such party delivers such notice of demand for payment).

                           Section 7.2.5 Termination Fee. In addition to any
payment required by the foregoing provisions of this Section: (A) in the event that this Agreement is terminated pursuant to Section 7.1.5 or Section 7.1.6, then the Company shall pay to Parent immediately prior to such termination, in the case of a termination by the Company, or within two business days thereafter, in the case of a termination by Parent, a termination fee of $645,000, or (B) in the event that this Agreement is terminated pursuant to
Section 7.1.4, and an Acquisition Proposal has been publicly announced and not expressly and publicly withdrawn prior to the Company Shareholders' Meeting, then the Company shall pay Parent, no later than two days after the earlier to occur of (x) the date of entrance by the Company or any Company Subsidiary into an agreement concerning a transaction that constitutes an Acquisition Proposal or (y) the date any person or persons (other than Parent) purchases 25% or more of the assets or Equity Interests of the Company or any Company Subsidiary (provided that the entering of any definitive agreement referred to in clauses
(x) and (y) of this sentence is entered into by the Company or any Company Subsidiary, or if there is no such agreement with respect to a purchase contemplated by clause (y), any tender, exchange or other offer or arrangement for the

Company's voting securities is first publicly announced, within 12 months of such termination of this Agreement), a termination fee of $645,000.

                           Section 7.2.6 All Payments. All payments under
Section 7.2 shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment.

                  Section 7.3 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the shareholders of the Company, no amendment may be made without further shareholder approval which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such shareholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

                  Section 7.4 Waiver. At any time prior to the Effective Time, any party hereto may (A) extend the time for the performance of any of the obligations or other acts of the other party hereto, (B) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (C) waive compliance by the other party with any of the agreements or conditions contained herein; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of the Company, there may not be, without further approval of such shareholders, any extension or waiver of this Agreement or any portion thereof which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such shareholders. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                  Section 7.5 Fees and Expenses. Subject to Section 7.2.1,
Section 7.2.2 and Section 7.2.3 of this Agreement, all expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred the same.

                                   ARTICLE 8.
                               GENERAL PROVISIONS

                  Section 8.1 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

                  Section 8.2 Notices. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission (but only if followed by transmittal by national overnight courier or hand for delivery on the next business day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next business day if transmitted by national overnight courier, in each case as follows:

                  If to Parent or Merger Sub, addressed to it at:

                  Electronics For Imaging, Inc.
                  303 Velocity Way
                  Foster City, California 94404
                  Tel: (650) 357-3500
                  Fax: (650) 357-3776
                  Attention: General Counsel

                  with a copy to:

                  Latham & Watkins LLP
                  135 Commonwealth Drive
                  Menlo Park, California 94025
                  Tel: (650) 328-4600
                  Fax: (650) 463-2600
                  Attention: Robert A. Koenig, Esq.

                  If to the Company, addressed to it at:

                  T/R Systems, Inc.
                  1300 Oakbrook Drive
                  Norcross, Georgia 30093
                  Tel: (770) 448-9008
                  Fax: (770) 448-3202
                  Attention: Chief Executive Officer
                  with a copy to:

                  Jones Day
                  3500 SunTrust Plaza
                  303 Peachtree Street, N.E.
                  Atlanta, Georgia 30308-3242
                  Tel: (404) 581-8266
                  Fax: (404) 581-8330
                  Attention: John E. Zamer, Esq.

                  Section 8.3 Certain Definitions. For purposes of this Agreement, the term:

                  "AFFILIATE" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned person;

                  "ACQUISITION PROPOSAL" means any offer or proposal concerning any (A) merger, consolidation, business combination, or similar transaction involving the Company or any Company Subsidiary, (B) sale, lease or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture, or otherwise of assets of the Company or any Company Subsidiary representing 10% or more of the consolidated assets of the Company and the Company Subsidiaries, (C) issuance, sale, or other disposition of (including by way of merger, consolidation, business combination, share exchange, joint venture, or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for such securities) representing 10% or more of the voting power of the Company or (D) transaction in which any person shall acquire beneficial ownership, or the right to acquire beneficial ownership or any group shall have been formed which beneficially owns or has the right to acquire beneficial ownership of 10% or more of the outstanding voting capital stock of the Company or (E) any combination of the foregoing (other than the Merger).

                  "ANCILLARY AGREEMENTS" means the Support Agreement and the Noncompete Agreements.

                  "BENEFICIAL OWNERSHIP" (and related terms such as "beneficially owned" or "beneficial owner") has the meaning set forth in Rule 13d-3 under the Exchange Act.

                  "BLUE SKY LAWS" means state securities or "blue sky" laws.

                  "BUSINESS DAY" shall mean any day other than a day on which the SEC shall be closed.

                  "CODE" means the Internal Revenue Code of 1986, as amended.

                  "COMPANY MATERIAL ADVERSE EFFECT" means any change affecting, or condition having an effect on, the Company and the Company Subsidiaries that is, or would reasonably be expected (i) to be, materially adverse to the assets, liabilities, business, financial condition, results of operations or prospects of the Company and the Company Subsidiaries, taken as a whole, (ii) to prevent or materially delay consummation of the Merger or (iii) to otherwise prevent or materially delay performance by the Company of any of its material obligations under this Agreement; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and that none of the following shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (A) any adverse change, effect, event, occurrence, state of facts or development to the extent, directly or indirectly, attributable to the announcement or pendency of the Merger; (B) any adverse change, effect, event, occurrence, state of facts or development after the date hereof, attributable to conditions affecting the industry as a whole in which Company participates, the U.S. economy as a whole or any of the foreign economies as a whole in any locations where the Company has material operations or sales; or (C) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to compliance with the terms of this Agreement.

                  "COMPANY RIGHTS" means the rights of the Company under the Company Rights Agreement.

                  "COMPANY RIGHTS AGREEMENT" means the Rights Agreement, dated November 9, 2000, between the Company and EquiServe Trust Company, as rights agent.

                  "CONTRACTS" means any of the agreements, contracts, leases, powers of attorney, notes, loans, evidence of indebtedness, purchase orders, letters of credit, settlement agreements, franchise agreements, undertakings, covenants not to compete, employment agreements, licenses, instruments, obligations, commitments, understandings, policies, purchase and sales orders, quotations and other executory commitments to which any company is a party or to which any of the assets of the companies are subject, whether oral or written, express or implied.

                  "CONTROL" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise.

                  "ENVIRONMENTAL LAWS" means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, treaty, writ or order and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, judgment, stipulation, injunction, permit, authorization, policy, opinion, or agency requirement, in each case having the force and effect of law, relating to the pollution, protection, investigation or restoration of the environment, health and safety as affected by the environment or natural resources, including, without limitation, those relating to the use, handling, presence, transportation, treatment, storage, disposal, release, threatened release or discharge of Hazardous Materials or noise, odor, wetlands, pollution or contamination.

                  "ENVIRONMENTAL PERMITS" means any permit, approval, identification number, license and other authorization required under any applicable Environmental Law.

                  "EQUITY INTEREST" means any share, capital stock, partnership, member or similar interest in any entity, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

                  "EXCHANGE" means, with respect to Parent, the Nasdaq National Market and, with respect to the Company, the Nasdaq SmallCap Market.

                  "EXCHANGE ACT" shall mean Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

                  "EXPENSES" includes all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Proxy Statement and the solicitation of shareholder approvals and all other matters related to the transactions contemplated hereto.

                  "GAAP" means generally accepted accounting principles as applied in the United States.

                  "GOVERNMENTAL ENTITY" means domestic or foreign governmental, administrative, judicial or regulatory authority.

                  "GROUP" is defined as in the Exchange Act, except where the context otherwise requires.

                  "HAZARDOUS MATERIALS" means (A) any petroleum, petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (B) any chemical, material or other substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

                  "INTELLECTUAL PROPERTY" means all intellectual property or other proprietary rights of every kind, foreign or domestic, registered or unregistered, whether now known or hereafter recognized in any applicable jurisdiction, including all patents, patent applications, inventions (whether or not patentable), processes, products, technologies, discoveries, copyrights, copyrightable and copyrighted works, apparatus, trade secrets, trademarks, trademark registrations and applications, domain names, service marks, service mark registrations and applications, trade names, trade secrets, know-how, trade dress, copyright registrations, customer lists, confidential marketing and customer information, licenses, confidential technical information, and all documentation thereof.

                  "IRS" means the United States Internal Revenue Service.

                  "KNOWLEDGE" means, with respect to either Parent or the Company, the actual knowledge of any executive officer of such entity.

                  "LAW" means foreign or domestic law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding.

                  "NUMBER OF OUTSTANDING SHARES" means the sum of (a) the number of shares of Company Common Stock issued and outstanding immediately prior to the Closing, (b) any other shares of capital stock of the Company issued and outstanding immediately prior to the Closing, (c) any other securities convertible into or otherwise exercisable or exchangeable for capital stock of the Company (assuming the conversion, exercise or exchange of all such other securities) issued and outstanding immediately prior to the Closing and (d) shares otherwise issuable upon exercise of Company Options terminated in consideration of an Option Payment in accordance with the provisions of Section 2.5.

                  "OTHER FILINGS" means all filings made by, or required to be made by, the Company with the SEC other than the Proxy Statement after the date hereof.

                  "PARENT MATERIAL ADVERSE EFFECT" means any change affecting, or condition having an effect on, Parent, Merger Sub and the Parent Subsidiaries that is, or would reasonably be expected (i) to be, materially adverse to the assets, liabilities, business, financial condition, results of operations or prospects of Parent and the Parent Subsidiaries, taken as a whole, (ii) to prevent or materially delay consummation of the Merger or (iii) to otherwise prevent or materially delay performance by Parent of any of its material obligations under this Agreement; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and that none of the following shall be taken into account in determining whether there has been or will be, a Parent Material Adverse Effect: (A) any adverse change, effect, event, occurrence, state of facts or development to the extent, directly or indirectly, attributable to the announcement or pendency of the Merger; (B) any adverse change, effect, event, occurrence, state of facts or development after the date hereof, attributable to conditions affecting the industry as a whole in which Parent participates, the U.S. economy as a whole or any of the foreign economies as a whole in any locations where Parent has material operations or sales; or (C) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to compliance with the terms of this Agreement.

                  "PERSON" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).

                  "SEC" means the Securities and Exchange Commission.

                  "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                  "SUBSIDIARY" or "SUBSIDIARIES" of Parent, the Company, the Surviving Corporation or any other person means any corporation, partnership, joint venture or other legal entity of which Parent, the Company, the Surviving Corporation or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

                  "SUPERIOR PROPOSAL" means a bona fide Acquisition Proposal made by a third party which was not intentionally solicited after the date of this Agreement by the Company, any Company Subsidiary, any Company Representatives or any other affiliates and which, in the good faith judgment of the Company Board, taking into account, to the extent deemed appropriate by the Company Board, the various legal, financial and regulatory aspects of the proposal and the person making such proposal (A) if accepted, is reasonably likely to be consummated, and (B) if consummated would, based upon the written advice of the Company Financial Advisor, result in a transaction that is more favorable to the Company's shareholders, from a financial point of view, than the transactions contemplated by this Agreement.

                  "TAXES" means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative, minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs duties, real property, personal property, capital stock, intangibles, withholding, social security, unemployment, disability, payroll, license, employee or other tax or levy, of any kind whatsoever, including any interest, penalties, or additions to tax in respect of the foregoing whether disputed or not.

                  "TAX RETURNS" means any return, declaration, report, claim for refund, information return or statement relating to any Taxes, including any schedule or attachment thereto and including any amendment thereof.

                  Section 8.4 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

401(k) PLAN                                   Section 5.9.1

"AGGREGATE MERGER CONSIDERATION"              Section 2.1.2

"AGREEMENT"                                   Preamble

"CERTIFICATE OF MERGER"                       Section 1.2

"CERTIFICATES"                                Section 2.2.2

"COMPANY"                                     Preamble

"COMPANY ARTICLES"                            Section 3.2

"COMPANY BENEFIT PLAN"                        Section 3.10.1

"COMPANY BOARD"                               Section 2.5

"COMPANY BYLAWS"                              Section 3.2

"COMPANY COMMON STOCK"                        Section 2.1.1

"COMPANY CEO"                                 Section 3.7.1

"COMPANY CERTIFYING OFFICERS"                 Section 3.7.1

"COMPANY CFO"                                 Section 3.7.1

"COMPANY DISCLOSURE SCHEDULE"                 Article 3

"COMPANY EMPLOYEES"                           Section 5.9.2

"COMPANY FINANCIAL ADVISOR"                   Section 3.18

"COMPANY FORM 10-K"                           Section 3.2

"COMPANY MATERIAL CONTRACT"                   Section 3.12

"COMPANY OPTIONS"                             Section 2.5

"COMPANY PERMITS"                             Section 3.6

"COMPANY PREFERRED STOCK"                     Section 3.3

"COMPANY RECOMMENDATION"                      Section 5.5.3

"COMPANY REPRESENTATIVES"                     Section 5.4.1

"COMPANY SEC FILINGS"                         Section 3.7.1

"COMPANY STOCK OPTION PLANS"                  Section 2.5

"COMPANY SHAREHOLDERS' MEETING"               Section 5.3

"COMPANY SUBSIDIARY"                          Section 3.1

"CONFIDENTIALITY AGREEMENT"                   Section 5.4.2

"D&O INSURANCE"                               Section 5.10.2

"DISSENTING SHAREHOLDERS"                     Section 2.1.1

"EFFECTIVE TIME"                              Section 1.2

"ERISA"                                       Section 3.10.1

"ERISA AFFILIATE"                             Section 3.10.1

"ESPP"                                        Section 2.5

"EXCHANGE AGENT"                              Section 2.2.1

"EXCHANGE FUND"                               Section 2.2.1

"FOREIGN PLANS"                               Section 3.10.8

"GBCC"                                        Recitals

"MATERIAL INTELLECTUAL PROPERTY"              Section 3.15

"MERGER"                                      Recitals

"MERGER CONSIDERATION"                        Section 2.1.2

"MERGER SUB"                                  Preamble

"MULTIEMPLOYER PLAN"                          Section 3.10.3

"NONCOMPETE AGREEMENTS"                       Recitals

"OPTION PAYMENT"                              Section 2.5

"OPTION TERMINATION CONSENT"                  Section 2.5

"OUTSIDE DATE"                                Section 7.1.2

"PARENT"                                      Preamble

"PARENT BENEFIT PLANS"                        Section 5.9.2

"PARENT REPRESENTATIVES"                      Section 5.4.1

"PARENT SUBSIDIARY"                           Section 4.3.1

"PROXY STATEMENT"                             Section 5.3

"REGULATORY CONDITIONS"                       Section 7.1.2

"SECTION 16"                                  Section 5.9.2

"SURVIVING CORPORATION"                       Section 1.1

"SUPPORT AGREEMENT"                           Recitals

"TAIL POLICY PERIOD"                          Section 5.10.2

"TERMINATING COMPANY BREACH"                  Section 7.1.7

"TERMINATING PARENT BREACH"                   Section 7.1.8

                  Section 8.5 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  Section 8.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

                  Section 8.7 Entire Agreement. This Agreement (together with the Exhibits, Company Disclosure Schedule and the other documents delivered pursuant hereto), each Ancillary Agreement and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

                  Section 8.8 Assignment. This Agreement shall not be assigned by operation of law or otherwise. Section 8.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, other than pursuant to Section 5.10, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

                  Section 8.10 Mutual Drafting. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

                  Section 8.11 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

                           Section 8.11.1 This Agreement shall be governed by,
and construed in accordance with, the Laws of the State of Georgia, without regard to conflicts of law principles that would cause the Laws of another state to apply.

                           Section 8.11.2 Each of the parties hereto hereby
irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Georgia State court, or Federal court of the United States of America, sitting in Atlanta, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (A) agrees not to commence any such action or proceeding except in such courts, (B) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Georgia State court or, to the extent permitted by law, in such Federal court,
(C) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Georgia State or Federal court, and (D) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Georgia State or Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.2. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

                           Section 8.11.3 EACH PARTY ACKNOWLEDGES AND AGREES
THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.11.3.

                  Section 8.12 Disclosure. Any matter disclosed in any section of the Company Disclosure Schedule shall be considered disclosed for other sections of the Company Disclosure Schedule, but only to the extent such matter on its face would reasonably be expected to be pertinent to a particular section of the Company Disclosure Schedule in light of the disclosure made in such section. The provision of monetary or other quantitative thresholds for disclosure does not and shall not be deemed to create or imply a standard of materiality hereunder. The inclusion of any item in the Company Disclosure Schedule when listing a "material item" or an action not "in the ordinary course of business" is not deemed to be an admission or representation that the included item is "material" or is not "in the ordinary course of business."

                  Section 8.13 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                  Section 8.14 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

                            (Signature page follows)

                  IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement and Plan of Merger to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                            ELECTRONICS FOR IMAGING, INC.

                                            By:_________________________
                                            Name:
                                            Title:

                                            TRIBECA ACQUISITION CORPORATION

                                            By:_________________________
                                            Name:
                                            Title:

                                            T/R SYSTEMS, INC.

                                            By:_________________________
                                            Name:
                                            Title: